Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         ENPLOYMENT AGREEMENT, dated as of the day of February, 2004, between AMAZING NUTRITIONALS, INC., a Delaware Corporation, with principal offices at 43 West 33rd Street, New York, New York 10001 (hereinafter referred to as the "Company") and Mr. Barry Clare, residing at , NY herein referred to as "BC").

                                   WITNESSETH:

         WHEREAS, the Company desires to formalize its relationship with BC and BC wishes to formalize his relationship with the Company; and

         WHEREAS, BC is willing to formalize his relationship with the Company on the terms and subject to the conditions contained herein.

         NOW, THEREFORE, the parties have agreed to the following:

1. Employment. The Company agrees to appoint BC as President and CEO of the Company.

2. No Breach of Obligations. BC represents and warrants to the Company that he will use his best efforts to perform those duties attendant to the position for which he is hired and that his entry into this Agreement with the Company does not constitute a breach of any agreement with any other person, firm or corporation, nor does any prior agreement between BC and any person, firm or corporation contain any restriction or impediment to the ability of BC to perform those duties for which he was hired, or which may be assigned to, or reasonably expected of him. 1. 3. Services. During the full term of this Agreement, BC shall perform to the best of his abilities the following services and duties, in such manner and at such times as necessary to benefit the Company.

4        Exclusivity. BC agrees that during the term of this Agreement he will impart and devote the necessary time, energy, skill and attention to the performance of his duties hereunder. This paragraph shall not exclude BC from devoting part of his time to other firms, as long as they are in non-competitive fields of endeavor, or making investments in business ventures outside the general area of the Human Resources Industry.

5. Place of Performance. BC agrees to perform his duties hereunder and agrees to the extent that it has been determined necessary and advisable, in his discretion, to travel to any place in the United States, or to a foreign country, where his presence is or may reasonably be required for the performance of his duties hereunder.

6. Compensation. The Company hereby agrees to compensate BC; and BC hereby accepts for the performance of the services of Chairman of the Company, as indicated below:

         a) Fees. Subject to review and upward adjustment from time to time by the Board of Directors, the Company shall pay to BC and annual salary of NINETY THOUSAND DOLLARS ($90,000.00), per annum of the duration of this Agreement, at a rate of SEVEN THOUSAND FIVE HUNDRED DOLLARS per month, this amount is to increase to an annual salary of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), payable in equal monthly installments upon the Company reaching a total gross sales of $1,000,000, and to ONE HUNDRED TWENTY FIVE THOUSAND DOLLARS ($125,000.00), payable in equal monthly installments, upon the Company reaching a total gross sales of $2,000,0000;

         b) Vacation: BC shall be entitled to a total of four (4) weeks vacation in any calendar year

         c) Stock: The previous issuance of 1,200,000 shares of Common Stock of the Company, in consideration of the time and effort put forth by BC for the performance of his duties; and

         d) Bonus. BC shall be entitled to participation in any special incentive compensation plan approved by the Board of Directors.


         e) Insurance and Medical Benefits. The Company shall cover BC with Health benefits as approved by the Board of Directors and equal to those available to its executives;

         f) Directors and Officers' Insurance: The Company shall cover BC with an appropriate insurance policy for Directors and Officers

         g) Other. BC shall be entitled to any other benefits as approved by the Board of Directors for his position in the company


7. Representation and Warranties of BC. By virtue of his execution hereof, and in order to induce the Company to enter into this Agreement, BC hereby represents and warrants, as follows:

         a) BC is not presently actively engaged in any business, employment or venture, which is, or may be, in direct conflict with the business of the Company; b)

         BC has full power and authority to enter this Agreement with the Company and to perform in the time and manner contemplated; and c)

         BC's compliance with the terms and conditions of this Agreement, in the time and the manner contemplated herein, will not conflict with any instrument or agreement pertaining to the transaction contemplated herein, and will not conflict in, result in a breach or, or constitute a default under any instrument to which he is a party;

         d) BC represents that he shall devote his best efforts to the success of the Company.

8. Representation and Warranties of the Company. By virtue of the execution of this Agreement, the Company hereby represents and warrants to BC as follows:


         a) The Company and BC agree that BC shall receive reimbursement for all reasonable expenses incurred by BC in connection with the performance of his duties hereunder subject to compliance with the Company's procedures; and the Company shall pay to BC directly, or reimburse BC for all other reasonable necessary and proven expenses and disbursements incurred by BC for and on behalf of the Company in the performance of the BC's duties during the term of this Agreement; and

         b) The Company shall indemnify BC against any and all claims arising out of this Agreement, other than a breach of fiduciary duty or fraudulent actions of BC.

9. Proprietary Rights. BC shall at no time before or after the termination of his employment hereunder use or divulge or make known to anyone without the express written consent of the Board of Directors of the Company (except to those duly authorized by the Company to have access thereto), any marketing systems, programs or methods, customer or client lists, computer programs configurations, systems or procedures, ideas, formulae, inventions, discoveries, improvements, secrets, processes or technical, or other information of the Company, or any accounts, customer or client lists, transactions or business affairs of the Company. All ideas, marketing systems, computer programs, configurations, system or procedures, program or methods, formulae, inventions, discoveries, improvements, secrets or processes, whether or not patentable or copyrightable, made or developed by BC during the term of this Agreement, or within three (3) years after its expiration or termination, and relating to the business of the Company, shall be the exclusive right of the Company, whether or not any claim of BC to compensation under Paragraph 6 hereof has been, or will be satisfied, and BC agrees to provide the Company at its request and expense such instruments and evidence as it may reasonably request to perfect, enforce and maintain the Company's right to such property. At the conclusion of his employment by the Company, BC shall forthwith surrender to the Company all letters, brochures, agreements and documents of every character relating to the business affairs and properties of the Company then in his possession and shall not, without the Company's prior written consent retain or disclose any copies thereof.

10. Competition. a) During the term of this Agreement, or upon the termination of his employment, whichever event shall occur earlier, and for a period of twelve (12) consecutive months thereafter, BC shall not, without the prior written consent of the Company engage, either as a Consultant, Agent, Proprietor, Officer, Director, Partner or majority stockholder in the business directly related to that of the Company.

b) BC further covenants that during the stated term of this agreement, and for the twelve (12) month period thereafter, whichever shall occur earlier, he will not solicit any clients or customers known by him to be clients or customers of the Company for competitive business. The foregoing restrictions shall not apply to a termination of BC's employment by the Company without Cause, or a termination of the employment by BC because of a breach of the Agreement by the Company or sale of the Company to an unrelated party. 11. Term and Termination. This Agreement shall be deemed to be effective as of the date indicated above and shall continue in full force and effect until the last day of December, 2005, unless sooner terminated as hereunder set forth. This Agreement shall automatically be renewed for an additional period of one (1) year, unless the Board of Directors determines not to renew this Agreement, BC notifies the Board of Directors of his desire not to renew the Agreement, or the Company reaches a new agreement with BC.

         a) Termination by the Company for Cause.

                  1) The Company may terminate BC's employment for Cause. Upon such termination the Company shall have no further obligations to BC, except for compensation, or other benefits due, but not yet paid.

                  2) "Cause" shall mean: (i) BC's willful and continued failure substantially to perform his duties with the Company (other than as a result of BC's incapacity due to illness or injury), if BC is not then acting in the best interests of the Company, as determined by the Board of Directors, or (ii) BC's willful engagement in misconduct which is materially injurious to the Company, monetary or otherwise.

                  3) Termination for Cause shall be effectuated only if: (i) the Company has delivered to BC a copy of "Notice of Termination", which gives BC at least forty-five (45) business days prior notice, therefore, affording BC the opportunity, together with BC's counsel to be heard before the Board of Directors: and (ii) the Board of Directors (after such Notice and opportunity to be heard) adopts a resolution concurred in by not less than two-thirds of all directors of the Company then in office, that in the good faith opinion of the Board of Directors, BC was guilty of conduct set forth and specifying the particulars thereof in detail.

         b) BC's Rights Upon Certain Terminations. If the Company terminates RS's employment hereunder, otherwise than for Cause:

                  1) The Company shall continue to pay BC his full base compensation at the rate in effect on the Date of Termination for the period (the "Post Termination Period") from the Date of Termination until the end of the term of this Agreement. Notwithstanding anything to the contrary, which may be contained herein, if BC shall have died prior to the termination of this agreement, then, and in such event, such payment of BC's full base compensation shall cease as of the time of death;

                  2) BC shall be entitled to the full amount which would have been due him under any bonus or profit sharing plan, or similar arrangement, in which he was participating prior to the "Date of Termination", for the full term of this Agreement, without any proration or reduction, because of BC not being employed during the full term;

                  3) BC shall also be entitled to the full amount of any contingent compensation benefit, which would have become vested, had his employment continued; 4) The Company shall also pay to BC an amount equal to all legal fees and expenses incurred by BC as a result of such termination, including all fees and expenses, if any, incurred in contesting or disputing any such determination or seeking to obtain, or enforce, or retain any right or benefit provided by this Agreement. These payments shall be made promptly on a quarterly basis as submitted by BC;

                  5) The Company shall maintain in full force and effect for BC's continued benefits (throughout the "Post-Termination Period"), all life and health insurance and other benefits plans in which RS was entitled to participate immediately prior to the "Date of Termination," provided that BC's continued participation is possible under the general terms and conditions of such plans. If BC's participation is any such plan is barred for any reason whatsoever, the Company shall arrange to provide BC with benefits substantially similar to those which he is entitled to receive under such plan until the expiration of the term of this Agreement; and

                  6) BC shall not be required to mitigate the amount of any payment provided for in this Paragraph by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph be reduced by any compensation earned by BC in any manner after the "Date of Termination".

12. Notice of Termination. Any purported termination of BC's employment shall be communicated by written "Notice of Termination" from one party to the other party hereto. For the purposes of this Agreement a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of BC's employment, under the provision so indicated. No purported termination by the Company of BC's employment shall be effective if it is not effected pursuant to a "Notice of Termination" satisfying the requirements of this Paragraph.

13. Date of Termination. "Date of Termination" shall mean the date on which a "Notice of Termination" is given.

14.      Successors; Binding Agreement.

                  a) The Company shall require any purchaser of all the business of the Company, by agreement or form and substance satisfactory to RS, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform, if no such purchase had taken place. As used in this Agreement, "Company" shall mean the Company as hereinafter defined, and any successor to its business, or assets, which executes becomes bound by all the terms and provisions of this Agreement by operation of law.

                  b) This Agreement shall inure to the benefit of and to be enforceable by BC's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legates. If BC should die while any amount would still be payable to him hereunder if BC had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement with the terms of this Agreement to BC's devisee, legatee or other designee, or if there be no designee, to his estate.

15. Governing Law. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with the Laws of the State of New York, irrespective of the state of Incorporation of the Company and the place of domicile of BC. BC consents to the jurisdiction of the Courts of the State of New York.

16. Prohibition Against Assignment. Except as herein above otherwise expressly provided, BC agrees on behalf of himself and of his executors and administrators, heirs, legates, distributees, and any other person, or persons claiming benefits under him by virtue of this Agreement and the rights, interests and benefits hereunder, shall not be assigned, transferred, pledged or hypothecated in any way by BC or any executor, administrator, heir, legatee, distrubutee or other persons claiming under BC by virtue of the Agreement and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other dispositions of this Agreement of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect.

17. Final Agreement. This Agreement represents the Final Agreement between the parties and supercedes all previously executed Agreements and all verbal representations made by any of the parties or their agents or their employees.


18. Changes. The parties agree that no changes will be made to this executed Agreement except in writing, initialed by both parties and attached to this document.


                  In Witness Whereof, the parties have executed this Agreement as of the Day of February, 2004.

Dated as of the date first indicated above and is agreed to by:


AMAZING NUTRITIONALS, INC.                           Barry Clare

By:
    --------------------------                       ---------------------------
    For the Board of Directors                       Barry Clare